Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. APPOINTS DR. J. CARL HSU TO BOARD
SANTA CLARA, Calif., April 24, 2008 — Trident Microsystems, Inc. (Nasdaq: TRID — News), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced the appointment of Dr. J. Carl Hsu to serve as an independent member of the Board. Dr. Hsu will also serve on the Compensation Committee and the recently-formed Strategy Committee of the Board. Dr. Hsu was appointed to fill the vacancy created by the resignation from the Board of Mr. Millard Phelps, which occurred on April 22, 2008. Trident previously disclosed, in its proxy statement for its annual meeting of shareholders held on November 20, 2007, that Mr. Phelps intended to retire from the Board at some point during the first half of calendar year 2008. Dr. Hsu’s appointment was effective upon Mr. Phelps’ resignation.
Dr. Hsu, 66, has served since October 2001 as Professor, School of Electrical Engineering and Computer Science, at Peking University. From 1972 until his retirement in December 2003, he served in a variety of senior positions at Bell Laboratories (including AT&T and Lucent), most recently as President and CEO, Bell Laboratories Asia Pacific and China, headquartered in Beijing. His positions during this period also included service as President and CEO of Lucent`s Communications Software Group and as Executive Vice President, Advanced Technologies of Bell Laboratories. He is currently a member of the Board of Directors of Taiwan Mobile Co., Ltd. and Rogers Corporation. Dr. Hsu holds a B.S. degree in Electrical Engineering from the National Taiwan University and M.S. and Ph.D. degrees in Computer Science from the University of California at Los Angeles.
“Trident is very grateful to Mel for his many years of dedicated service as a Board member,” said Sylvia Summers, Trident’s Chief Executive Officer and President. “We are also very excited to have Carl join our Board. As my team and I continue to focus on the development and delivery of leading edge digital TV products, I expect to draw upon his extensive leadership, Asian operational experience, strategic insight and high quality engineering expertise.”
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com
Web site: http://www.tridentmicro.com

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